Exhibit 10.4

STOCK PURCHASE OPTION AGREEMENT

This Stock Purchase Option Agreement (the "Agreement") is made and entered into as of March 3, 2015 ("Effective Date"), by and between Dr. Jianguo Dai (“Seller”), who owns 45.5% of equity interests (such portion of equity interests, the “Equity Interests”) of Dongguan Light Power New Energy S&T Co, a private limited liability company organized under the laws of the People’s Republic of China (“DGL”), CGN Nanotech Limited (the "Buyer"), a Hong Kong company, and CGN Nanotech, Inc. (the “Parent”), a Nevada corporation and the parent of the Buyer, which owns 100% equity interests of the Buyer. Sellers and Buyer are sometimes together referred to in this Agreement as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, Jianguo Dai is a registered owner of DGL, who owns 45.5% of the equity interests of DGL.

WHEREAS, DGL is the exclusive supplier of nanotechnology lighting products to the Buyer, and its subsidiaries pursuant to the Global Sales & Distribution Agreement by and between the Buyer and DGL, dated as of November 12, 2014;

WHEREAS, the Buyer is a wholly-owned subsidiary of Parent, which owns 33,250 ordinary CGN Stock of the Buyer, constituting 100% of equity interests of Buyer;

WHEREAS, Seller has agreed to offer Buyer and Buyer desires to accept an exclusive option to purchase the Equity Interests upon the terms and conditions and for the consideration set forth in this Agreement

NOW, THEREFORE, in consideration of the covenants, premises and agreements herein contained, the sufficiency and adequacy of which is hereby acknowledged by each of the Parties, the Parties hereto agree as follows:

1.            Incorporation of Recitals. The Recitals set forth above are material and by this reference are incorporated herein and made a part of this Agreement.

2.            Definitions.

"Affiliate" shall have the meaning ascribed to it in the Securities Act of 1933, as amended (“Securities Act”).

“Corporate Records” shall have the meaning as used in Section 6(j) hereof.

“Encumbrances” has the meaning ascribed thereto in Section 5(c).

1

"Exercise Financial Statements" has the meaning ascribed thereto in Section 9.3.

“Exercise Period" shall mean the period commencing on the Date of this Agreement and continuing until 5:00 p.m. (New York time) on July 31, 2016 or such later date as contemplated by Section 9.3.

"Exercise Price" has the meaning ascribed thereto in Section 3.2.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Indemnification” has the meaning ascribed thereto in Section 10.5.

“Indemnified Party” has the meaning ascribed thereto in Section 10.5.

“Knowledge” means the actual knowledge of such Person or its Affiliates.

"Laws" means applicable laws (including, without limitation, common law), statutes, by-laws, published rules, regulations, orders, decisions, treaties, decrees, judgments, awards or securities or commodities related policies, in each case, of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

"Material Adverse Change" means any change or effect (or any condition, event or development involving a prospective change or effect) in the affairs, business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise (in this definition collectively referred to as "business"), of DGL or Buyer and their respective Subsidiaries including, without limitation, any regulatory restrictions, limitations on the business or any breaches of material agreements including, without limitation, this Agreement or Laws which is or could reasonably be expected to be materially adverse to the business of DGL or Buyer and the Subsidiaries considered as a whole, or to the value of the Equity Interests to Buyer other than such changes or effects that are the direct result of events outside of the control of Sellers and/or any of its Affiliates provided that Sellers and/or its Affiliates, as applicable, have made reasonable commercial efforts to prevent such changes or effects and, for greater certainty, shall exclude without limitation, such changes or effects resulting directly from general economic conditions or from financial, currency exchange rate and general securities or commodity market conditions (including, without limitation, commodity price fluctuations) that are outside the control of Seller and/or any of its Affiliates.

2

“Material Adverse Effect” means any effect resulting from Material Adverse Change.

“Minute Books” shall have the meaning as used in Section 7(j) hereof.

"Option Closing" means the closing of the purchase and sale of the Equity Interests upon the exercise of the Option.

"Option Closing Date" means the date on which the Option Closing occurs, such date being no later than July 31, 2016 unless otherwise agreed by the Parties.

“Option Exercise Notice” has the meaning ascribed thereto in Section 3.2.

"Parties" and "Party" have the respective meanings ascribed to them in the introductory paragraph of this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board, as regulated by the U.S. Securities and Exchange Commission (“SEC”).

"Person" means any individual, sole proprietorship, partnership, incorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

“Returns” shall have the meaning as used in Section 6(i) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

"Subsidiary" or “Subsidiaries” shall have the meaning ascribed to it in the Securities Act, and in the case of the Parent, specifically includes CGN Nanotech Limited, a Hong Kong company (“CGN HK”) and CGN Nanotech Holding Limited, an Anguilla company (“CGN Anguilla”).

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

3

3.            Option.

3.1           Grant of Option to Purchase Equity Interests. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer the exclusive irrevocable right to purchase from Seller or to obtain control over (either through contractual arrangements or other means), all of the Equity Interests, exercisable during the Exercise Period, effective as of the date of the Agreement (the “Option”), and the Option is in Buyer’s sole discretion to exercise provided that all the Closing Conditions have been fulfilled.

3.2           Exercise of Option; Exercise Price. In order to exercise the Option, Buyer must provide an irrevocable, written notice during the Exercise Period to Seller of Buyer's exercise of the Option (the “Option Exercise Notice”) and purchase or to obtain control over (either through contractual arrangements or other means) all of the Equity Interests for the Exercise Price as soon as practicable thereafter. As consideration for the purchase of the Equity Interests hereunder, Buyer hereby agrees to cause to be issued and delivered to Seller a number of common stock of Parent (“CGN Stock”) based on the fair value of DGL, which shall be determined by an independent third party appraiser selected by Buyer and subject to Seller’s consent, which shall not be unreasonably withheld, as of the date of exercise (the "Exercise Price").

3.3           Option Closing.

3.3.1	Upon the exercise of the Option, subject to the terms and conditions contained in this Agreement, Buyer shall purchase or to obtain control over (either through contractual arrangements or other means) all of the Equity Interest from the Seller and the Seller shall sell all of his Equity Interest to Buyer, free and clear of any and all Encumbrances and the Option Closing shall occur as soon as practicable subject to the satisfaction of all of the following conditions (“Closing Conditions”):

A.	The results of a due diligence investigation of DGL is to the satisfaction of the Buyer,
B.	DGL has no liabilities in any form, including but not limited to any outstanding loans, notes, debts, liens or any other means of liabilities (excluding liabilities accrued in the ordinary course of business consistent with past practice but including any and all liabilities or obligations incurred by DGL and its Subsidiaries in connection with the transactions contemplated by this Agreement),
C.	DGL has obtained all necessary governmental approvals and/or permits to conduct its business.
D.	The Option Closing shall be no later than July 31, 2016.

3.3.2	The Option Closing shall not occur unless all Closing Conditions have been met. The obligations of Buyer to consummate the transactions contemplated by this Agreement with respect to the Option Closing are subject to the satisfaction of the following conditions:

(a) The representations and warranties of Seller herein contained shall be true as of the Option Closing;

4

(b) All obligations, covenants and agreements of Seller contained in this Agreement to be performed prior to or at Option Closing shall have been performed or complied with by Seller;

(c) All of the deliveries contemplated by Section 4.2(a) shall have been delivered to Buyer;

(d) No Material Adverse Change shall have occurred on or after January 31, 2015;

(e) Without limitation to the foregoing, there shall be no litigation or proceedings pending against Seller, DGL or any of its Subsidiaries wherein an unfavorable result would:

(i)     prevent consummation of the transactions contemplated by this Agreement;

(ii)     cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(iii)    materially affect adversely the rights of DGL or the DGL Subsidiaries to own their respective assets and to operate' their respective businesses (and no injunction, judgment, artier, decree or ruling to such effect shall be in effect).

4.            Option Closing.

4.1           Place and Time of Closing.

(a)           The Parties shall proceed diligently to complete all outstanding matters to be completed prior to the Option Closing, with a view to completing the Option Closing as soon as is reasonably possible. The Option Closing shall take place at the mutually agreed place on the Option Closing Date, or at such other time and place as Seller and Buyer mutually agreed upon, orally or in writing.

4.2           Deliveries at the Option Closing.

(a)           At the Option Closing, Seller shall deliver to Buyer:

(i)	all such evidence and confirmation as may be reasonably required by Buyer confirming that DGL and its Subsidiaries has paid any and all liabilities as contemplated by Section 10.4;

(ii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Buyer to complete the transactions provided for in this Agreement.

5

(b)           At the Option Closing, Buyer shall deliver to Seller:

(i)	an original certificate representing the number of CGN Stock of CGN Stock equal to the Exercise Price;

(ii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Seller to complete the transactions provided for in this Agreement.

(c)           Upon the Option Closing, and in no later than 10 days following the Option Closing Date, Seller shall deliver or cause DGL to deliver to Buyer the following:

(i)	executed copies of the updated articles of DGL, resolutions of the board of directors, resolutions of shareholders and any other related corporate approval documents, which approve and reflect Buyer’s ownership in the Equity Interests;

(ii)	the updated shareholders’ registry of DGL;

(iii)	the updated registration document duly approved by the local industrial and commercial bureau to reflect that Buyer is a shareholder of the Equity Interests of DGL; and

(iv)	the authentic DGL corporate seal.

5.            Representations and Warranties of Seller with respect to the Equity Interests. The Seller hereby represents and warrants to Buyer that:

 (a)           Citizenship. Seller is a non-U.S. Person (as defined below) as of the date hereof:

(A) Any natural person resident in the United States;

(B) Any partnership or corporation organized or incorporated under the laws of the United States;

(C) Any estate of which any executor or administrator is a U.S. person;

(D) Any trust of which any trustee is a U.S. person;

(E) Any agency or branch of a foreign entity located in the United States;

6

(F) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; or

(H) Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited Sellers (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(ii) The Seller understands that no action has been or will be taken in any jurisdiction by the Parent that would permit a public offering of the CGN Stock in any country or jurisdiction where action for that purpose is required.

(iii) The Seller (i) as of the execution date of this Agreement is not located within the United States, and (ii) is not purchasing the CGN Stock for the account or benefit of any U.S. Person, except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(iv) The Seller will not resell the CGN Stock except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration statement under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(v) The Seller will not engage in hedging transactions with regard to CGN Stock of the Parent prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the 1933 Act; and as applicable, shall include statements to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vi) No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Seller or any of their representatives in connection with the offer and sale of the Purchased CGN Stock.

7

(b)           Capacity of Seller; Authorization; Execution of Agreements. Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by the Seller, and the performance by the Seller of the transactions and obligations contemplated hereby, including, without limitation, the grant of the Option and sale of the Equity Interests to Buyer hereunder, have been duly authorized.  This Agreement constitutes a valid and legally binding agreement of Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the People’s Republic of China, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c)           Title to Equity Interests.  Seller shall be the record and beneficial owner of the respective amount of Equity Interests as set forth on Exhibit A and will have sole managerial and dispositive authority with respect to the Equity Interests as of the Option Closing Date.  Seller has not and will not grant any person a proxy with respect to the Equity Interests that has not expired or been validly withdrawn.  The sale and delivery by Seller of the Equity Interests to Buyer pursuant to this Agreement will vest in the Buyer legal and valid title to the Equity Interests, free and clear of all Liens, security interests, adverse claims or other encumbrances of any character whatsoever, other than encumbrances created by Buyer and restrictions on the resale of the Equity Interests under applicable securities laws (“Encumbrances”).

(d)           Brokers, Finders, and Agents.   Seller is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against DGL, Seller or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Seller.

6.            Representations and Warranties of Seller with respect to DGL. To the best of its knowledge and in reliance on the representations and warranties made by DGL to Seller in the Purchase Agreement, Seller represents and warrants to Buyer, with respect to DGL, that:

(a)           Organization and Standing.  DGL is duly incorporated and validly existing under the laws of the People’s of Republic of China, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  As of the Option Closing Date, DGL does not own any equity interest, directly or indirectly, in any other Person or business enterprise.  DGL is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.  As of the Option Closing Date, no corporate proceedings on the part of DGL or its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

8

(b)           Capitalization.  At the date of this Agreement, a total of three individual shareholders, including the Seller, collectively owned 100% of the outstanding equity interests of DGL, which were duly and validly authorized and issued, fully paid and non-assessable. There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from DGL, or agreements obligating DGL to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), any equity interest or other securities of DGL (whether debt, equity, or a combination thereof) or obligating DGL to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require DGL to repurchase any of its Common Stock.  There are no preemptive or similar rights granted by DGL with respect to DGL’s equity interests.  There are no anti-dilution or price adjustment provisions contained in any security issued by DGL.  DGL is not a party to any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any equity interests of DGL, or any agreement with respect to the transferability, purchase or redemption of any equity interests of DGL.  Neither the grant of the Option nor sale of the Equity Interests to Buyer obligate DGL to issue any equity interest or other securities to any person (other than Buyer) and will not result in a right of any holder of DGL securities, by agreement with DGL, to adjust the exercise, conversion, exchange or reset price under such securities.  The Seller shall cause DGL not to issue, or resolve or agree to issue, any securities to any party, other than Buyer, prior to the Option Closing.  The Equity Interests represent 45.5% of the outstanding capital of DGL, on a fully-diluted basis.

(c)           Status of the Equity Interests.  The Equity Interests (i) have been duly authorized, validly issued, fully paid and are non-assessable, and will be such at the Option Closing, (ii) were issued in compliance with all applicable securities laws, and will be in compliance with such laws at the Option Closing, (iii) subject to restrictions under this Agreement, and applicable securities laws, have the rights and preferences set forth in the Articles of Incorporation (“DGL Charter”), as amended, and will have such rights and preferences at the Option Closing, and (iv) are free and clear of all Encumbrances and will be free and clear of all Encumbrances at the Option Closing (other than Encumbrances created by Buyer and restrictions on the resale of the Equity Interests under applicable securities laws).

9

(d)           Conflicts; Defaults.  The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the DGL Charter, as amended, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which DGL is a party or by which DGL, or any of DGL’s assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon DGL’s assets or upon any of the CGN Stock of capital stock of DGL; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to DGL; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e)           Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting DGL.

(f)           Brokers, Finders, and Agents.  DGL is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against DGL, the Seller or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by DGL.

(g)           Absence of Liabilities.  Neither DGL nor its Subsidiaries has any liabilities or obligations of any kind or nature, except as set forth on Schedule 7(g) hereto, as may be updated and supplemented by the Seller at any time prior to the Option Closing.

(h)           No Agreements.  Except as set forth on Schedule 7(h) hereto, DGL is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on DGL after the Option Closing.

(i)            Taxes.

(i)           DGL has timely filed all state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by DGL with any Tax authority prior to the date hereof, except such Returns which are not material to DGL.  All such Returns are true, correct and complete and DGL has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon DGL or its financial condition.  DGL has paid all Taxes shown to be due on such Returns.

10

(ii)           All Taxes that DGL is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)          DGL has no material Tax deficiency outstanding, proposed or assessed against DGL, and DGL has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          No audit or other examination of any Returns of DGL by any Tax authority is known by DGL to be presently in progress, nor has DGL been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by DGL has been proposed in writing, formally or informally, by any Tax authority to DGL or any representative thereof.

(vi)          DGL has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(j)            Corporate Records.  All records and documents relating to DGL known to the Sellers, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with DGL (the “Corporate Records”) are true, complete and accurate in all material respects.  The minute books of DGL known to the Seller contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of DGL (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”).  The Corporate Records and Minute Books, to the extent such documents have not been previously delivered to Buyer, will be delivered to Buyer at the Option Closing.

7.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

(a)           Organization and Standing.  Buyer is duly incorporated and validly existing under the laws of Hong Kong Special Administrative Region, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(b)          Capacity of Buyer; Authorization; Execution of Agreements.  Buyer has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by Buyer, and the performance by Buyer of the transactions and obligations contemplated hereby, including, without limitation, the purchase of the Equity Interests from the Seller hereunder, have been duly authorized by all requisite corporate action of Buyer.  This Agreement constitutes a valid and legally binding agreement of Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

11

8.            Representations and Warranties of Parent. Parent hereby represents and warrants to Seller that:

(a)           Organization and Standing.  Parent is duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(b)          Capitalization of Parent. At the date of this Agreement, the authorized capital stock of Parent consists of (a) 600,000,000 CGN Stock of common stock (“Common Stock”), par value $.0001 per share, of which 109,692,700 CGN Stock shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and (b) 200,000,000 CGN Stock of preferred stock, par value $.0001 per share, none of which are issued and outstanding. All of the CGN Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the Option Closing Date, there are, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any CGN Stock of capital stock or any un-issued or treasury CGN Stock of capital stock of Parent. The outstanding CGN Stock are all duly and validly authorized and issued, fully paid and non-assessable.

(c)           Capacity of Parent; Authorization; Execution of Agreements.  Parent has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by Parent, and the performance by Parent of the transactions and obligations contemplated hereby, including, without limitation, the issuance of a number of CGN Stock of Common Stock to each of the Seller hereunder, have been duly authorized by all requisite corporate action of Parent.  This Agreement constitutes a valid and legally binding agreement of Parent, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

12

9.            Covenants of the Parties.

9.1.          Access to Information; Notification of Certain Matters.

(a)           From the date hereof to the Option Closing and subject to applicable law, Seller shall (i) give to Buyer or its counsel reasonable access to the books and records of DGL and its Subsidiaries, and (ii) furnish or make available to Buyer and its counsel such financial and operating data and other information about DGL and its Subsidiaries as such Persons may reasonably request.

(b)            Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i)            any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 10.1(b)(iii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

9.2           Interim Operations of DGL.  During the period from the date of this Agreement to the Option Closing, the Seller shall cause DGL to conduct their business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations.  Additionally, during the period from the date of this Agreement to the Option Closing, except as required hereby in connection with this Agreement, the Seller shall not permit DGL to do any of the following without the prior consent of the Buyer: (i) amend or otherwise change its Charter, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), any equity interests or any class of its securities of DGL or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of DGL and its Subsidiaries prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of DGL or the accounting practices therein reflected, (xii) enter into any indemnification, contribution or similar contract pursuant to which DGL and its Subsidiaries may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to DGL and its Subsidiaries for or on account of such amendment or termination, or (xiv) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by Buyer.

13

9.3           Payment of Liabilities.  Prior to or at the Option Closing, Seller shall pay, or shall cause DGL to pay, in full any liabilities or obligations incurred by DGL and remaining outstanding at the Option Closing Date, excluding liabilities accrued in the ordinary course of business consistent with past practice and including any and all liabilities or obligations incurred by DGL in connection with the transactions contemplated by this Agreement.

9.4           Indemnification.  Seller hereby agrees to indemnify and hold harmless Buyer (the “Indemnified Party”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Party due to or arising out of any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation of Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of twenty (24) months from the Option Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”).  Seller shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Party after the expiration of the Indemnification Period; provided, however, that the obligations of Seller under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period. The indemnification provided by this Section 10.4 shall be the sole pecuniary remedy of the Indemnified Party for any Damages; provided, however, that no remedies of the Indemnified Party for any breach by Seller of the representations and warranties contained in Section 6 shall be limited in any way by this Section 10.4

9.5        DGL Capital Structure. Buyer hereby acknowledges and agrees to the capital structure of DGL as of the date of this Agreement as set forth on Exhibit A hereto.

14

9.6         Registration of Transfer of Equity Interests.  Seller hereby undertakes to execute and deliver such instruments, documents or other writings, and to take such actions as may be necessary or desirable to effectuate the registration of the transfer of the Equity Interests to Buyer under the laws of the People’s Republic of China not later than five (5) business days after the Option Closing Date.

10.          Survival. The warranties, representations, and covenants of each of the Parties to this Agreement shall survive the consummation of the purchase and sale of the Equity Interests herein described for twenty four (24) months.

11.           Termination.

11.1         This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by either Buyer or Seller, if

(i)	the transactions contemplated by this Agreement shall not have been consummated by July 31, 2016; provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before July 31, 2016; or

(ii)	a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either Seller or Buyer from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and non-appealable and, prior to such termination, the Parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 12.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c)           by Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 5.1 not to be satisfied, and such breach or failure to perform has not been cured within thirty (30) days after notice of such breach or failure to perform has been given by Buyer to Seller.

15

11.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, except as set forth in Section 11.3 hereof, there shall be no liability or obligation on the part of Buyer or Seller, or any of their respective officers, directors, shareholders, agents or Affiliates, except that (i) the provisions of this Section 11.2, Section 11.3 and Section 13 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.

11.3         Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

12.           Miscellaneous Provisions.

(a)           Waivers and Amendments.  This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto.  The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

(b)           Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, and if intended for either Party shall be addressed to the address provided below each Party's name on the signature page of this Agreement. Any Party, by written notice to the other Party, may change the address for notices to be delivered.

(c)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Seller may not assign or transfer its rights hereunder without the prior written consent of Buyer, and Buyer may not assign or transfer its rights under this Agreement without the consent of Seller.

16

(d)          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

(e)           Entire Agreement. This Agreement contains the entire agreement of the Parties, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

(f)           Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.  The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

(g)          Governing Law and Submission to Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of Hong Kong Special Administrative Region without giving effect to the principles of conflicts of law thereof.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in Hong Kong courts, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Hong Kong as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Hong Kong as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)          Schedules.  The schedules and exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

17

(i)           Public Announcements.  The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement including necessary Parent’s filings with the SEC with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

[Signature Page Follows]

18

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SELLER

Name:	/s/ Jianguo Dai
Jianguo Dai

Address:	10 Cun Min Zu, San Xing Cun,
Niu Bi Tan Zhen,
Dingcheng District,
Changde City, Hunan Province, China

PARENT

CGN Nanotech, Inc.

By:	/s/ Loke Che Chan, Gilbert
Name:	Loke Che Chan, Gilbert
Title:	Chief Financial Officer & Director

Address:	Suite 2201, 22/F, 50
Malaysia Building,
Gloucester Road,
Wanchai, Hong Kong

[Signature Page Continues]

19

BUYER CGN Nanotech Limited

By:	/s/ Loke Che Chan, Gilbert
Name:	Loke Che Chan, Gilbert
Title:	Chief Financial Officer & Director

Address:	Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong

20

EXHIBIT A

DGL Capital Structure

SHAREHOLDER	PERCENTAGE OF EQUITY INTERESTS

Dai Jian Guo	45.5%

Luo Shi Jing	35.5%

She Xie Hong	19.0%

21